SUBLICENSE AGREEMENT
                         FIRST TRUST S&P REIT INDEX FUND


        This Sublicense Agreement (the "Sublicense Agreement"), dated as of April 26, 2007, is made by and between First Trust S&P REIT Index Fund (the "Sublicensee") and First Trust Advisors L.P. ("Licensee" or "Sublicensor").


                              W I T N E S S E T H :

        WHEREAS, pursuant to that certain License Agreement, dated January 30, 2007, by and between Standard & Poor's, a division of the McGraw-Hill Companies, Inc. ("Licensor"), and Licensee ("License Agreement"), Licensor has granted Licensee a license to use certain copyright, trademark, proprietary rights and trade secrets of Licensor (as further described in the License Agreement, including the "S&P Index" and the "S&P Marks") in connection with the issuance, sale, marketing and/or promotion of certain financial products as defined in the License Agreement as FTA ETFs;


        WHEREAS, Sublicensee wishes to issue, sell, market and/or promote the FTA ETFs and to use and refer to the S&P Index and the S&P Marks in connection therewith; and

        WHEREAS, all capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

        NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

               1. License. Sublicensor hereby grants to Sublicensee a revocable, limited, royalty-free, non-exclusive and non-transferable sublicense to use the S&P Index and the S&P Marks in connection with the issuance, distribution, marketing and/or promotion of the FTA ETFs;

               2. The Sublicensee acknowledges that it has received and read a copy of the License Agreement (excluding the Schedule setting forth the license fees) and agrees to be bound by all the provisions thereof, including, without limitation, those provisions imposing any obligations on Licensee.

               3. This Sublicense Agreement shall immediately terminate in the event that the License Agreement expires or terminates or in the event that Sublicensee ceases to be an affiliate of Licensee or in the event that Licensee or its affiliate ceases to exercise investment discretion over the applicable FTA ETF in its capacity as manager, investment adviser, trustee, or other comparable capacity. Upon the expiration or effective date of termination of this Sublicense Agreement, Sublicensee's right to use the S&P Indices and the S&P Marks shall immediately terminate.

                                      -1-

               4. Licensee shall remain obligated as a principal under the terms of the Agreement with respect to any actions taken by Sublicensee.

               5. Sublicensee shall use at least a stringent standard of care with respect to the S&P Marks as required by Licensee hereunder and shall use its best efforts to protect the goodwill and reputation of Licensor and the S&P Marks.

               IN WITNESS WHEREOF, the parties hereto have executed this Sublicense Agreement as of the date first set forth above.


                       FIRST TRUST S&P REIT INDEX FUND

                       By: /s/ James A. Bowen
                           --------------------
                           James A. Bowen,
                           President of First Trust Exchange-Traded Fund


                       FIRST TRUST ADVISORS L.P.

                       By: /s/ James A. Bowen
                           --------------------
                           James A. Bowen,
                           President of First Trust Advisors L.P.